EXHIBIT 10.10(l)

FIFTH AMENDMENT TO LEASE

(Salt Lake 16)

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of August 7, 2006 to be effective as of the Effective Date (as defined hereinbelow) by and between SYUFY PROPERTIES, INC., a California corporation (“Landlord”), and CENTURY THEATRES, INC., a California corporation (“Tenant”).

R E C I T A L S:

A. SYUT Properties, Inc., a Utah corporation (“Original Landlord”) and Century Theatres of Utah, Inc., a Utah corporation (“Original Tenant”), entered into a certain Lease dated as of September 30, 1995 (the “Original Lease”), for certain premises located in Salt Lake City, Utah.

B. The Original Lease has been previously amended by (i) that certain First Amendment to Lease dated as of January 4, 1998 (the “First Amendment”), (ii) that certain Second Amendment to Lease dated as of September 1, 2000 (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated as of April 15, 2005 (the “Third Amendment”), and (iv) that certain Fourth Amendment to Lease dated as of April 15, 2005 (the “Fourth Amendment”); the Original Lease as heretofore amended is referred to herein as the “Lease”).

C. Tenant has succeeded to the interests and assumed the obligations of Original Tenant as the lessee under the Lease.

D. Landlord has succeeded to the interests and assumed the obligation of Original Landlord as the lessor under the Lease.

E. Landlord and Tenant now desire to further amend the Lease, upon the terms and conditions set forth in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby modified and amended, and Landlord and Tenant hereby agree, as follows:

1. Recitals Incorporated; Certain Defined Terms. The Recitals set forth above are incorporated into this Amendment and shall be deemed terms and provisions hereof, the same as if fully set forth in this Paragraph 1. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Lease.

2. Effectiveness. The parties are entering into this Amendment in connection with the contemplated acquisition of all the outstanding capital stock of Century Theatres, Inc. by Cinemark Holdings, Inc. and Cinemark USA, Inc. (the “Acquisition”) pursuant to a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”). This Amendment shall become automatically effective upon, and only upon, the closing of the Acquisition (the “Effective Date”). In the event the Acquisition is not consummated and the Stock Purchase Agreement is terminated, this Agreement shall become void ab initio and of no force and effect.

3. Initial Term of Lease and Extension Options. Notwithstanding anything to the contrary in the Lease but subject to the provisions of the Lease applicable to the exercise an validity of such Renewal Terms, the Initial Term of the Lease is hereby extended to and shall expire on September 30, 2016 and rather than two (2) Renewal Terms of five (5) years each (as provided in the Lease), Tenant shall have the option to extend the Initial Term for four (4) consecutive Renewal Terms of five (5) years each, followed by one (1) additional and final Renewal Term of four (4) years.

4. Sections 2.01(B) and 2.01(C) of the Original Lease shall be reinstated.

5. Section 6.02(C) of the Original Lease shall be amended by deleting “Tenant’s Building (excluding foundations and footings),” from the 1st and 2nd lines.

6. Section 7.01(A) of the Original Lease shall be amended by deleting the last sentence in its entirety.

7. Section 14.06 of the Original Lease shall be amended by deleting “ “thirty percent (30%) of the Building or” from the 2nd line.

8. Self-Insurance of Property/Casualty Risks. Notwithstanding anything to the contrary set forth in the Lease, during any period in which Tenant maintains a Net Worth (as defined below) of at least One Hundred Million Dollars ($100,000,000.00), Tenant may self insure the so-called “physical property damage insurance” otherwise required to be maintained by Tenant pursuant to the Lease. As used herein, the “Net Worth” of Tenant at any given time shall mean an amount equal to the sum of (A) the product of (1) Tenant’s so-called EBITDA (i.e., earnings before interest, income taxes, depreciation and amortization), calculated in accordance with commercially reasonable past practice preceding the Effective Date by Tenant’s parent corporation, over the 12-month period immediately preceding the time of measurement, multiplied by (2) eight (8), plus (B) the amount of cash and cash equivalents held by Tenant on the most recent anniversary of Tenant’s annual insurance renewal date, minus (C) the amount of outstanding funded debt of Tenant on such determination date.

9. Damage and Destruction – Repairs by Tenant. Notwithstanding anything to the contrary contained in the Lease, the following shall apply to repairs and restoration upon damage or destruction:

(A) Tenant’s Obligation to Repair. If the Leased Premises are damaged or destroyed by any peril after the Commencement Date of this Lease, then Tenant shall repair the damage and restore the Leased Premises in accordance with this (A) and (B), except as provided in subsection (B) hereinbelow. Unless Tenant is not required to effect the repairs and restoration pursuant to subsection (B) below, Tenant shall promptly apply for and diligently seek to obtain all necessary governmental permits and approvals for the repair and restoration of the Leased Premises and, upon issuance of such governmental permits and approvals, promptly commence and diligently prosecute the completion of the repairs and restoration of the Leased Premises (to the extent permitted by applicable law) to substantially the same condition in which the Leased Premises were immediately prior to such damage or destruction (subject to any alterations which Tenant would be permitted to make to the Leased Premises pursuant to this Lease).

(B) Damage in Excess of 20%. If the Leased Premises are damaged or destroyed by fire or other casualty which occurs in the last two (2) years of the Initial Term or any Renewal Term and Tenant has no further options to extend the term of the Lease, and if the cost to repair such damage or to restore the Leased Premises as required in Section (A) exceeds twenty percent (20%) of the replacement cost of the Leased Premises (as determined by an independent architect selected by Tenant and approved by Landlord in Landlord’s reasonable discretion) and such damage makes it impracticable to operate the Leased Premises in the reasonable business judgment of Tenant, then (i) Tenant shall have the option, upon notice to Landlord not later than one hundred eighty (180) days following the occurrence of the applicable casualty, not to undertake the repairs and restoration of the Leased Premises, and (ii) if Tenant so elects not to undertake the repairs and restoration, then Tenant nevertheless shall pave or restore the surface of the Premises to a graded and landscaped surface.

Notwithstanding anything to the contrary contained in the Lease, the proceeds of any property insurance maintained by Tenant (including proceeds of self-insurance, if applicable), net of actual-out-of-pocket costs to adjust and settle the loss, shall be distributed to and used by Tenant, in accordance with the Lease.

10. Permitted Assignments and Release. Notwithstanding anything in the Lease to the contrary, the following shall apply and control:

Subject to the next sentence, Tenant may sublet or assign this Lease only upon receipt of Landlord’s written consent which consent Landlord agrees shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Lease to the contrary, it is agreed that at any time during the term of this Lease, Tenant may, without Landlord’s consent or approval (but only upon prior written notice to Landlord), assign this Lease or sublet the Leased Premises to: (i) any wholly-owned subsidiary of Tenant, (ii) any corporation, trust, partnership or individual that owns fifty percent (50%) or more of the issued and outstanding stock of Tenant, or (iii) any legal entity that is engaged in the motion picture exhibition business and operates motion picture theater complexes containing at least 100 theater screens (auditoria), excluding the Leased Premises and any other premises concurrently being acquired from Tenant. A change in control of Tenant shall not constitute an assignment of this Lease requiring Landlord’s consent or approval, provided, however, that if any assignee under clause (i) above ceases to be a wholly owned subsidiary of Tenant, then the same shall be deemed to constitute an assignment which is prohibited without Landlord’s approval under Article XI of the Lease.

If Tenant shall assign this Lease pursuant to clause (ii) or clause (iii) above, and provided that (A) the assignee assumes in writing all obligations of Tenant under the Lease and delivers such executed written assumption to Landlord, and (B) Landlord shall have received from assignee’s chief financial officer or controller a certification that the Net Worth of the assignee (determined as provided above) equals or exceeds $100,000,000.00 calculated in accordance with Cinemark USA, Inc.’s methodology in calculating Net Worth as set forth in Section 5 hereof, then Tenant shall be released of any and all liability thereafter arising under the Lease. Except as expressly provided above, no assignment, subletting or other transfer of the Lease or the Leased Premises shall relieve or release Tenant from any liabilities or obligations arising under the Lease.

11. Leasehold Financing. Notwithstanding anything to the contrary contained in the Lease, Tenant shall have the right, without Landlord’s consent to encumber the leasehold estate created under the Lease and/or to grant a security interest in Tenant’s removable trade fixtures, furnishings and equipment located within the Leased Premises (but not to encumber Landlord’s fee interest in the Premises), to secure financing provided to Tenant by any bank, thrift institution, insurance company or other institutional lender. Tenant agrees to notify Landlord of any such encumbrance. With respect to any such leasehold financing (and provided that Tenant is not in default under the Lease beyond any applicable notice or cure period), upon thirty (30) days prior written request from Tenant, Landlord will execute and deliver to the secured lender a “Landlord’s Agreement” in the form attached hereto as Exhibit “A-1”.

12. Memorandum of Lease. On the Effective Date, Landlord and Tenant will enter into and record a short form memorandum of the Lease, in the form of Exhibit “A-2” attached hereto or otherwise in proper form for recording. Tenant shall be solely responsible for the cost of recording the memorandum, including (if applicable) any transfer taxes that may be due and payable in connection with the Lease.

13. Alterations by Tenant.

Notwithstanding anything in the Lease to the contrary, the following shall apply and control:

Tenant shall have the right from time to time, at its sole cost and expense, to make alterations, improvements, or changes in the Leased Premises as Tenant shall deem necessary or beneficial consistent with Tenant’s exclusive use of the Leased Premises as a parking lot and/or parking structure, and if Tenant undertakes such work, Tenant must pursue such work until completion. Tenant shall fully and completely indemnify Landlord against any mechanics’ or other liens in connection with the making of such alterations and changes, and shall pay all costs, expenses, and charges thereof. Alterations, changes and improvements shall be performed in a first-class manner and must comply with all laws, zoning regulations and ordinances, and any conditions on permits issued pursuant thereto.

14. Alterations and Development by Landlord. Landlord agrees that with respect to the Entire Premises, the following restrictions shall apply to Landlord’s usage and improvement thereof:

(a)	Any alterations or new construction to the Entire Premises or contiguous property owned or controlled by Landlord or its affiliates as of the Effective Date (the “Contiguous Property”) may be made without Tenant’s consent only if such alterations or new construction do not materially and adversely affect Tenant’s operations (including, without limitation, parking, access, ingress and egress to the theatre building and visibility of the theatre building and/or on-building theatre signage located on the adjacent property owned in fee by Tenant). Any such alterations or new construction on the Entire Premises and any cross parking or cross access arrangements between the Entire Premises and the Contiguous Property will first be submitted to Tenant for approval, not to be unreasonably withheld or delayed, and Tenant shall be required to identify the manner in which Tenant’s operations are so affected. If Landlord and Tenant are unable to agree on whether such alteration or new construction materially and adversely affects Tenant’s operations, including without limitation, parking, access, ingress and egress and visibility, the parties agree to submit the issue to binding arbitration pursuant to the Lease.

(b)	Landlord shall not lease, sell or use any space on Non-leased Premises or the Contiguous Property for operating a motion picture theatre.

(c)	Subject to existing leases, licenses and operating agreements, Landlord shall not lease, license, enter into an operating agreement for, sell or use any space on Non-leased Premises for operating the following: a bowling alley; a bar or lounge (other than a bar or lounge that is connected with a restaurant, deriving fifty percent (50%) of its revenues from the sale of food); a liquor store (other than first-class or upper-end wine store such as “BevMo”); a bulk candy store, (other than upper-end candy stores such as Godiva, Sees, Rocky Mountain Chocolates and similar concepts); a popcorn store; a massage parlor or adult (i.e., pornographic) book store.

(d)	Landlord shall not place any carts, kiosks or other temporary structures selling food and/or beverages within common areas of the Entire Premises unless such carts, kiosks or other structures are more than 500 feet from the theatre located on the adjacent property owned in fee by Tenant. Such carts and kiosks may not sell any food or beverages sold in the theatre located on the adjacent property owned in fee by Tenant. Landlord shall not place any vending machines selling food and/or beverages on the common areas of the Entire Premises unless such vending machines are more than 500 feet from the theatre located on the adjacent property owned in fee by Tenant.

(e)	Any new buildings shall be limited to retail, restaurant, residential and/or office uses.

15. Permitted Use and Operations. From and after the Effective Date, Tenant shall be permitted to use and operate the Leased Premises as and only as: a parking lot and/or parking structure.

16. Removal of Equipment, Surrender and Demolition. Upon the expiration of the Term or earlier termination of the Lease, and provided Tenant is not in default under the Lease beyond applicable notice and cure periods, and said earlier termination is not due to Tenant’s default under the Lease, then for a period extending forty-five (45) days beyond the date of said expiration or termination, Tenant shall be permitted to remove any and all furniture, fixtures and equipment owned and installed by Tenant in, on or to the Leased Premises. Such removal shall be: (a) at Tenant’s sole cost and expense; (b) conducted in such manner that no liens or claims shall arise or exist in connection therewith; (c) conducted in a manner to avoid unreasonable interference with the activities of Landlord and subsequent tenants or occupants upon the Leased Premises and Tenant shall repair all damages caused by such removal.

Upon surrender of the Leased Premises by Tenant and removal of its equipment pursuant to the terms of the Lease and this Amendment, Landlord shall be responsible for the cost of any demolition of the Leased Premises and site grading and restoration as a result. Such demolition shall be undertaken in Landlord’s sole discretion and at such times, manner and upon such events as Landlord solely shall determine.

17. Remedies. The references in Article XV of the Lease to California Code Sections shall be disregarded. In the event of a breach or default by Tenant which is not cured within the applicable cure periods, if any, set forth in the Lease, Landlord shall have any and all remedies now or later allowed by law or equity.

18. [Intentionally Omitted]

19. Notices. The notices provisions of the Lease, as the case may be, shall be deemed deleted in their entirety and replaced with the following:

(a) Except as otherwise expressly and specifically in this Lease provided, a bill, demand, statement, consent, notice or other communication (“notice”) which either party may desire or be required to give to the other party shall be deemed sufficiently given or rendered if in writing, delivered personally to the party to be charged therewith or sent by certified mail (return receipt requested) or private express mail courier service (postage or delivery or courier fees fully prepaid) addressed to such party at the addresses set forth in subparagraph (c) below (including the addresses for copies of notices) and/or at such other address(es) as such party shall designate to the other party by notice given as herein provided. If Landlord is notified of the identity and address of Tenant’s Leasehold Mortgagee, Landlord shall give such party any notice served upon Tenant hereunder to the last known address of such Leasehold Mortgagee as provided by Tenant to Landlord by certified mail or private express courier service. If Tenant is notified of the identity and address of Landlord’s mortgagee, Tenant shall give such mortgagee any notice served upon Landlord hereunder to the last known address of such mortgagee as provided by Landlord to Tenant, by certified mail or private express courier service.

(b) Any notice given in accordance with the foregoing provisions of this Section shall be deemed effective upon the earlier of (i) if the notice is personally delivered, the date actually received by intended recipient, (ii) if the notice is sent by certified mail, five (5) days after the same is mailed, or (iii) if the notice is sent by private overnight courier service (e.g., Federal Express, DHL or similar courier), one (1) day after the same is delivered to or picked up by such courier. Rejection or refusal to accept a notice or the inability to deliver same because of a changed address of which no notice was given shall be deemed to be a receipt of the notice sent. Notwithstanding any provision to the contrary contained in this Lease, no provision in this Lease shall preclude service of notices in accordance with applicable law.

(c) Addresses for Notices to Landlord and Tenant.

Notices are to be delivered, mailed or couriered to the following address(es):

To Landlord:	Syufy Properties, Inc.
c/o Syufy Enterprises, L.P.
150 Pelican Way
San Rafael, California 94901
Attention: President

with a copy to:	Syufy Enterprises, L.P.
150 Pelican Way
San Rafael, California 94901
Attention: General Counsel

and a copy to:	DLA Piper
203 North LaSalle
Suite 1900
Chicago, IL 60601
Attention: David Sickle, Esq.

To Tenant:	Century Theatres, Inc.
c/o Cinemark, Inc.
3900 Dallas Parkway
Suite 500
Plano, TX 75093
Attention: Legal Department

Tenant and Landlord may change their respective addresses for purposes of this Section by giving written notice of such change to the other.

20. Miscellaneous Amendments. Notwithstanding anything contained herein to the contrary, whenever any of the terms “Leased Premises”, “Demised Premises” or “Premises” (and whether or not capitalized) is used herein, it shall be understood to mean the “premises leased hereby”; and whenever the term “Entire Premises” is used herein (and whether or not capitalized), it shall be understood to mean all of the contiguous land and buildings owned by Landlord at this location, which include the premises leased hereby. The term “Non-leased Premises” shall mean the Entire Premises less the Leased Premises.

21. Prior Amendments. All of the provisions of the Third Amendment and Fourth Amendment are hereby deemed to be void ab initio - it being the intent of the parties hereto that this Amendment shall supersede such Third Amendment and Fourth Amendment in their entirety.

22. Effect of Amendment. The Amendment modifies and amends the Lease, and the terms and provisions hereof shall supersede and govern over any contrary or inconsistent terms and provisions set forth in the Lease. The Lease, as previously amended and as hereby further amended and modified, remains in full force and effect and is hereby ratified and confirmed. All future references in the Lease to the “Lease” shall mean and refer to the Lease, as amended and modified by this Amendment.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date herein above provided.

Landlord:

SYUFY PROPERTIES, INC., a California corporation

By:	/s/ Raymond W. Syufy
Name:	Raymond W. Syufy
Title:	CEO

Tenant:

CENTURY THEATRES, INC., a California corporation

By:	/s/ Thomas J. Owens
Name:	Thomas J. Owens
Title:	Senior Vice President-Real Estate